As filed with the Securities and Exchange Commission on
May 16, 2024
Registration
No. 333-258149

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No. 1 to
Post-Effective Amendment No. 1 to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Beachbody Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3600	85-3222090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
400 Continental Blvd, Suite 400
El Segundo,
CA
90245
(310)
883-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Carl Daikeler
Chief Executive Officer
The Beachbody Company, Inc
400 Continental Blvd, Suite 400
El Segundo,
CA
90245
(310)
883-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk, Esq.
Brent T. Epstein, Esq.
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, CA 90067
(213)
485-1234

Approximate date of commencement of proposed sale of the securities to the public
: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a
post-effective
amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a
post-effective
amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Pre-Effective Amendment No. 1 (this “Pre-Effective Amendment”) to Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-258149) initially filed July 23, 2021 and declared effective by the Securities and Exchange Commission (the “SEC”) on August 6, 2021 (the “Registration Statement”), is being filed to correct a hyperlink error for Exhibit 5.1 to the Post-Effective Amendment. No other changes have been made to the Post-Effective Amendment or the Registration Statement. Accordingly, this Pre-Effective Amendment consists only of the facing page, this explanatory note and Part II to the Registration Statement.
All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$231,343
Accounting fees and expenses	20,000
Legal fees and expenses	100,000
Financial printing and miscellaneous expenses	75,000
Total	$426,343

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

Since April 30, 2021, we have made sales of the following unregistered securities:

•	On August 8, 2022, the Loan Parties entered into the Term Loan

•

The loan documents for the Term Loan include the Financing Agreement entered into by the Company, the other Loan Parties, the lenders party thereto, and Blue Torch, as administrative agent and collateral agent for such lenders. Pursuant to the Financing Agreement, on August 8, 2022, the Company issued to certain holders affiliated with Blue Torch the Blue Torch Warrants. At the time of issuance, the Blue Torch Warrants allowed for the purchase of, in the aggregate, 4,716,756 shares of Class A Common Stock, at an exercise price of $1.85 per share. On July 24, 2023, the Company amended the exercise price of the Blue Torch Warrants from $1.85 per share of Class A Common Stock to $0.41 per share of Class A Common Stock. Immediately following the Reverse Stock Split, the Blue Torch Warrants entitled the holders thereof the right to purchase 94,335 shares of Class A Common Stock at an exercise price of $20.50. The shares of Class A Common Stock underlying the Blue Torch Warrants shall vest in accordance with the schedule set forth in the Blue Torch Warrants (the “Vested Shares”). In connection with the Registered Direct Offering, the Blue Torch Warrants conversion ratio was amended resulting in an increase in the number of shares purchased upon the exercise of the Blue Torch Warrants to 97,482 shares of the Class A Common Stock. The Blue Torch Warrants are exercisable for all or part of the unexercised Vested Shares from time to time on or after the Effective Date. On April 5, 2024, the Company amended the exercise price of the Blue Torch Warrants from $20.50 per share of Class A Common Stock to $9.16 per share of Class A Common Stock.

December 2023 Private Placement

In connection with a registered direct offering of shares of our Class A Common Stock and pre-funded warrants to purchase shares of our Common Stock, on December 10, 2023, we entered into a securities purchase agreement with certain institutional investors (the “Purchasers”), pursuant to which, among other things, we sold to the Purchasers Common Warrants to purchase up to 543,590 shares of Class A Common Stock in a private placement. No separate consideration was paid for the issuance of the Common Warrants. The Common Warrants and the shares of Class A Common Stock issuable upon exercise of the Common Warrants were offered pursuant to an exemption from the registration requirement of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

2.1	Agreement and Plan of Merger, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., BB Merger Sub, Inc., Myx Merger Sub, LLC, The Beachbody Company Group, LLC, And Myx Fitness Holdings, LLC.	8-K/A	2.1	2/16/2021	001-39735

3.1	Second Amended and Restated Certificate of Incorporation of The Beachbody Company, Inc.	10-K	3.1	3/11/2024	001-39735

3.2	Certificate of Amendment to Second Amended & Restated Certificate of Incorporation of The Beachbody Company, Inc.	8-K	3.1	11/27/2023	001-39735

3.3	Amended and Restated Bylaws of The Beachbody Company, Inc.	8-K	3.2	7/1/2021	001-39735

4.1	Form of Common Stock Purchase Warrant.	8-K	4.2	12/13/2023	001-39735

4.2	Specimen Class A Common Stock Certificate of The Beachbody Company, Inc.	8-K	4.1	7/1/2021	001-39735

4.3	Warrant Agreement, dated November 24, 2020, by and between Forest Road Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.2	7/1/2021	001-39735

4.4	Description of Securities.	10-K	4.3	3/1/2022	001-39735

4.5	Form of Second Amended and Restated Warrant to Purchase Stock.	8-K	10.2	4/8/2024	001-39735

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

4.6	Form of Pre-Funded Common Stock Purchase Warrant.	8-K	4.1	12/13/2023	001-039735

5.1	Opinion of Latham & Watkins LLP.	S-1	5.1	7/23/2021	333-258149

10.1	Securities Purchase Agreement.	8-K	10.2	12/13/2023	001-39735

10.2	Form of Subscription Agreement.	S-4/A	10.1	5/27/2021	333-253136

10.3	Sponsor Agreement, dated as of February 9, 2021, by and among Forest Road Acquisition Corp., Forest Road Acquisition Sponsor LLC and The Beachbody Company Group, LLC.	S-4/A	10.2	5/27/2021	333-253136

10.4	Amended and Restated Registration Rights Agreement, by and among The Beachbody Company, Inc., Forest Road Acquisition Sponsor LLC, The Beachbody Company Group, LLC, Kevin Mayer and certain stockholders of The Beachbody Company, Inc.	8-K	10.3	7/1/2021	001-39735

10.5	Road Acquisition Sponsor LLC, The Beachbody Company Group, LLC, Kevin Mayer and certain stockholders of The Beachbody Company, Inc.	8-K	10.3	7/1/2021	001-39735

10.6^	The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.2	7/9/2021	001-39735

10.7^	The Beachbody Company, Inc. Employee Stock Purchase Plan.	8-K	10.3	7/9/2021	001-39735

10.8^	Form of Stock Option Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.4	7/9/2021	001-39735

10.9^	Form of RSU Agreement pursuant to The Beachbody Company, Inc. 2021 Incentive Award Plan.	8-K	10.5	7/9/2021	001-39735

10.10^	Non-Employee Director Compensation Program.	8-K	10.6	7/9/2021	001-39735

10.11^	The Beachbody Company, Inc. Amended and Restated 2020 Equity Compensation Plan.	8-K	10.7	7/9/2021	001-39735

10.12^	The Beachbody Company, Inc. Deferred Compensation Plan for Directors.	10-K	10.10	3/16/2023	001-39735

10.13^	Offer of Employment Letter, dated April 15, 2022, by and between Beachbody, LLC and Marc Suidan.	10-Q	10.1	5/9/2022	001-39735

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

10.14^	Separation, General Release and Independent Contractor Services Agreement, dated April 19, 2022, by and among Beachbody, LLC, The Beachbody Company, Inc. and Sue Collyns.	10-Q	10.2	5/9/2022	001-39735

10.15^	Revised Offer of Employment Letter, dated as of May 10, 2022, as amended, by and between Beachbody, LLC and Kathy Vrabeck.	10-Q	10.1	8/8/2022	001-39735

10.16^	Offer of Employment Letter, dated September 27, 2021, by and between The Beachbody Company and Blake Bilstad.	10-Q	10.1	11/15/2021	001-39735

10.17^	Confidential Separation and General Release Agreement, dated as of March 10, 2023 and effective May 1, 2023, by and between Beachbody, LLC and Blake Bilstad.	10-K	10.15	3/16/2023	001-39735

10.18	Form of Indemnification Agreement.	8-K	10.1	7/9/2021	001-39735

10.19	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Akron Supplement, LLC.	S-4/A	10.12	5/10/2021	333-253136

10.20	Warrant Agreement, dated September 18, 2020, by and between The Beachbody Company Group, LLC and Schwarzenegger Blind Trust.	S-4/A	10.13	5/10/2021	333-253136

10.21	Financing Agreement, dated August 8, 2022, by and among Beachbody, LLC, a Delaware limited liability company, The Beachbody Company, Inc., a Delaware corporation, each subsidiary of the Parent from time to time party thereto, the lenders from time to time party hereto, and Blue Torch Finance, LLC, as collateral agent and as administrative agent for the Lenders.	10-Q	10.2	8/8/2022	001-39735

10.22	Offer Letter, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston.	8-K	10.1	6/15/2023	001-39735

10.23	The Beachbody Company, Inc. 2023 Employee Inducement Incentive Award Plan.	8-K	10.2	6/15/2023	001-39735

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

10.24	Option Agreement under 2023 Employee Inducement Incentive Award Plan, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Mark Goldston.	8-K	10.3	6/15/2023	001-39735

10.25	Forfeiture Agreement, dated as of June 15, 2023, by and between The Beachbody Company, Inc. and Carl Daikeler.	8-K	10.4	6/15/2023	001-39735

10.26	Amendment No. 1 to Financing Agreement, dated as of October 4, 2022 by and among the Company, the Borrower, each subsidiary of the Company party thereto, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	10-Q	10.2	8/8/2023	001-39735

10.27	Amendment No. 2 to Financing Agreement, dated as of July 24, 2023 by and among the Company, the Borrower, each subsidiary of the Company party thereto, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	8-K	10.1	7/26/2023	001-39735

10.28	Form of Amended and Restated Warrant to Purchase Stock.	8-K	10.2	7/26/2023	001-39735

10.29	The Beachbody Company, Inc. Compensation Clawback Policy, effective as of October 2, 2023.	10-Q	10.4	11/7/2023	001-39735

10.30	Consent No. 1 and Amendment No. 3 to Financing Agreement, dated as of January 9, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent.	8-K	10.1	1/12/2024	001-39735

10.31	Consent No. 2 and Amendment No. 4 to Financing Agreement, dated as of February 29, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administration agent.	8-K	10.1	3/05/2024	001-39735

10.32	Amendment No. 5 to Financing Agreement, dated as of April 5, 2024 by and among the Borrower, the lenders party thereto and Blue Torch, as collateral agent and as administrative agent	8-K	10.1	4/8/2024	001-39735

10.33^	Letter Agreement by and between Beachbody, LLC and Michael Neimand, dated April 10, 2024	8-K	10.1	4/16/2024	001-39735

21.1	Subsidiaries of the Company	S-1	21.1	1/24/2024	333-276681

Exhibit		Incorporated by Reference				Filed or Furnished herewith
		Form	Exhibit	Filing Date	File No.

23.1	Consent of Deloitte & Touche LLP	POS AM	23.1	4/30/2024	333-258149

23.2	Consent of Ernst & Young LLP	POS AM	23.2	4/30/2024	333-258149

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney. Reference made to the signature page hereto.	S-1	24.1	7/23/2021	333-258149

101.INS	Inline XBRL Instance Document					*

101.SCH	Inline XBRL Taxonomy Extension Schema Document					*

101.CAL	Inline XBRL Taxonomy Calculation Linkbase Document					*

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document					*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document					*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document					*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)					*

*	Filed or furnished herewith
^	Indicates management contract or compensatory plan

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of El Segundo, State of California, on May 16, 2024.

THE BEACHBODY COMPANY, INC.

By:	/s/ Carl Daikeler
Carl Daikeler
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl Daikeler Carl Daikeler	Director and Chief Executive Officer (Principal Executive Officer)	May 16, 2024

/s/ Marc Suidan Marc Suidan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 16, 2024

/s/ Mark Goldston Mark Goldston	Executive Chairman, Director	May 16, 2024

* Mary Conlin	Director	May 16, 2024

/s/ Kristin Frank Kristin Frank	Director	May 16, 2024

* Michael Heller	Director	May 16, 2024

/s/ Ann Lundy Ann Lundy	Director	May 16, 2024

* Kevin Mayer	Director	May 16, 2024

* John Salter	Director	May 16, 2024

* Ben Van de Bunt	Director	May 16, 2024

*By:	/s/ Carl Daikeler
Carl Daikeler, Attorney-in-Fact